UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: November 13, 2007
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01     Other Events.
On November 13, 2007, the Board of Directors of McAfee, Inc. (“McAfee” or the “Company”) took certain actions described below regarding stock options granted to and held by certain current and former employees and directors of the Company. The action includes the stock option agreement for former directors Dale Fuller and Robert Dutkowsky and the Company’s former Executive Vice President, Consumer, William Kerrigan, but excludes stock option agreements of other current or former Section 16 officers and directors. In addition to the actions described below, McAfee may take additional actions with respect to stock options.
Extension of Post-Termination Exercise Periods
The Company amended the terms of vested stock options granted to certain current and former employees and the above-mentioned former directors and former officer that would expire pursuant to their terms on or before December 31, 2007 to extend the post-termination exercise period for such stock options until the ninetieth (90th) calendar day after such time as the Company becomes current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Act”). However, in no event will any optionee whose option term has been extended be permitted to exercise his or her option later than expiration of the term of the option or December 31, 2008.
Increase in Exercise Price for Options Held by William Kerrigan; Cash Payment
In addition, the Company also took action to pursue a bilateral agreement to amend certain stock option agreements held by Mr. Kerrigan to increase the exercise price of those options to the fair market value of the underlying shares of common stock on each option’s revised measurement date for financial accounting purposes. Pursuant to the terms of such agreement, the Company will make a cash payment to Mr. Kerrigan of approximately $20,000 as compensation for the increase in the exercise price of his options.
Expected Stock-Based Compensation Expense
As a result of the aforementioned actions, the Company expects to record non-cash charges for stock-based compensation expense up to $25 million on a pre-tax basis, based on the timing of the Company’s completion of the restatement process. The above estimates are subject to a number of assumptions and actual results may differ, perhaps materially. The exact amount of the charges, and the resulting tax and accounting implications, are subject to final review.

Restatement Update
McAfee is now in the final phase of the restatement process and remains focused on preparing and filing as soon as practicable the annual and quarterly reports necessary for it to become current in its periodic filings.
Forward-Looking Statements:
This report on Form 8-K contains forward-looking statements regarding the nature, timing and expected amounts of the charges that will be taken related to the extension of the exercisability of and certain cash payments to made with respect to certain stock options as described above and the anticipated timing for McAfee’s filing of the restatements of its historical financial statements and related periodic reports. These forward looking statements are subject to risks and uncertainties and actual results could vary, perhaps materially, from those anticipated. These risks and uncertainties include that the charges that McAfee may ultimately take may be taken during different periods or may be different than currently anticipated, perhaps materially, or that McAfee’s restatements of its historical financials and related periodic reports make take place later than expected. The forward-looking statements contained in this report are also subject to other risks and uncertainties, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report for the first quarter of 2006 filed on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: November 19, 2007	By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer and Chief Financial Officer